Exhibit 23.2

Consent of Independent Auditors

The Board of Managers

RMCO, LLC:

We consent to the use of our report dated June 20, 2013, with respect to the financial statements of RE/MAX/KEMCO Partnership, L.P. and its related variable interest entities for the year ended December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

September 18, 2013